Exhibit 21.1

Subsidiaries of Confluent, Inc.

The following is a list of subsidiaries of Confluent, Inc. as of December 31, 2022:

Name of Subsidiary	Jurisdiction of Organization

Confluent Australia Pty Limited

Infinitem Canada Ltd.

Confluent Czech Republic S.R.O.

Confluent France SAS

Confluent Germany GmbH

Confluent Hong Kong Ltd

Confluent India Private Limited

Confluent Israel Ltd.

Confluent Italy S.R.L.

Confluent Japan Godo Kaisha

Confluent Korea Limited

Confluent Malaysia Sdn. Bhd.

Confluent Netherlands B.V.

Confluent Singapore Pte. Ltd.

Confluent Spain, Sociedad Limitada

Confluent Sweden AB

Confluent Switzerland GmbH

Confluent ME FZ-LLC

Confluent Europe Ltd.

Confluent Federal, LLC

Australia Canada Czech Republic France Germany Hong Kong India Israel Italy Japan Korea, Republic of Malaysia Netherlands Singapore Spain Sweden Switzerland United Arab Emirates United Kingdom United States